EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Temporarily Idles Certain Operations Until Early-To Mid-January
Company Adjusting To Sudden Global Downturn

WEST CHESTER, OH, November 11, 2008 — AK Steel (NYSE: AKS) announced today that it is temporarily idling its Mansfield, Ohio operations, and most of its Ashland, Kentucky operations, due to the recent unanticipated and major downturn in the economy, which has resulted in sharply lower demand for some of the company’s products.   The company said that, based upon currently forseeable market conditions, both facilities will remain idled until early- to mid-January.
AK Steel’s Mansfield Works currently employs 365 hourly and salaried men and women.  The plant produces stainless flat-rolled steel which is used primarily to manufacture automotive exhaust systems.  Steel production and shipping temporarily ceased at the Mansfield Works earlier this week.  A small number of hourly and salaried employees will continue to maintain the operations in anticipation of a resumption of production when warranted by business conditions.
The Ashland Works produces carbon flat-rolled steel for automotive, appliance and other markets, and the plant currently employs 1,100 hourly and salaried men and women.  However, about 275 of the Ashland Works employees work at the company’s coke plant, which will continue to operate, but at a reduced level.  Ashland’s blast furnace, steelmaking, casting and coating operations will be idled later this month.  As in Mansfield, a small number of hourly and salaried employees will continue to work maintaining the idled operations in preparation for a re-start.  The company said Ashland’s blast furnace would be maintained in “hot-idle” status.
The company said it continues to evaluate all of its operations and administrative functions in light of the economic downturn, and will be prepared to adjust to continued rapidly changing conditions.  That would include restarting the idled operations sooner if warranted by significantly improved business conditions.
“We remain hopeful that we will be able to return our dedicated and hard-working employees to their jobs as swiftly as possible,” said James L. Wainscott, chairman, president and CEO.  “Of course, that depends entirely on credit availability and consumer confidence, which are at the heart of this serious economic downturn.”
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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